Exhibit 21.1

                    Subsidiaries of Finlay Enterprises, Inc.


     Set forth below is a list of certain subsidiaries of the Registrant. All the voting securities of each named subsidiary are owned by the Registrant or by another subsidiary of the Registrant.


                                                            Jurisdiction
                                                            ------------
Finlay Fine Jewelry Corporation                               Delaware
Finlay Jewelry, Inc.                                          Delaware
Finlay Merchandising & Buying, Inc.                           Delaware
Sonab Holdings, Inc.                                          Delaware
Sonab International, Inc.                                     Delaware
Societe Nouvelle D'Achat de Bijouterie - S.O.N.A.B.           France